Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we consent to the incorporation by reference of our report dated June 21, 2010 relating to the financial statements and supplemental schedules of the Unitil Corporation Tax Deferred Savings and Investment Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009 included in this Form 11-K, into Unitil Corporation’s previously filed Registration Statement on Form S-8 (File No. 333-42266).

/s/ Caturano and Company, P.C.

Boston, Massachusetts

June 21, 2010